Filed Pursuant to Rule 424(b)(3)

Registration No. 333-255805

Prospectus Supplement No. 1

(To Prospectus dated July 29, 2022)

YUBO INTERNATIONAL BIOTECH LIMITED

5,000,000 Shares of Class A Common Stock Offered by the Company

12,251,100 Shares of Class A Common Stock Offered by the Selling Stockholders

 ______________________________

This Prospectus Supplement No. 1 (this “Prospectus Supplement”) supplements and amends our prospectus dated July 29, 2022 (as supplemented and amended, the “Final Prospectus”), relating to the (i) sale of up to an aggregate of 5,000,0000 shares of our Class A common stock, par value $0.001 per share (the “Class A Common Stock”), by us, and (ii) resale of up to an aggregate of 12,251,100 shares of the Class A Common Stock by the selling stockholders identified in the Final Prospectus (which term as used in the Final Prospectus includes pledgees, donees, transferees or other successors-in-interest). We will not receive any of the proceeds from the sale of the shares of the Class A Common Stock by the selling stockholders.

This Prospectus Supplement is being filed to update, supplement or amend the information contained in the Final Prospectus with the information contained and incorporated by reference in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 (the “Quarterly Report”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 15, 2022. Accordingly, we have attached the Quarterly Report to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with the Final Prospectus, and this Prospectus Supplement is qualified by reference to the Final Prospectus, except to the extent that the information contained in this Prospectus Supplement supersedes the information contained in the Final Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Final Prospectus, including the additional supplements or amendments thereto.

The Class A Common Stock is quoted on the OTC Marketplace under the symbol “YBGJ.”

We are a U.S. holding company primarily operating through our wholly owned subsidiary, Platinum International Biotech Co., Ltd., a company organized under the laws of the Cayman Islands (“Platinum”). Platinum is not a Chinese operating company but a Cayman Islands holding company which, in turn, operates in China through its subsidiaries and contractual arrangements with a variable interest entity, Yubo International Biotech (Beijing) Limited, a company organized under the laws of the People’s Republic of China (“Yubo Beijing”). None of our Company, Platinum, or Platinum International Biotech (Hong Kong) Limited, a wholly owned subsidiary of Platinum, each as a holding company, conducts any day-to-day business operations in China. Yubo Beijing conducts the day-to-day business operations of our Company in China through contractual relationships with us and our subsidiaries. We do not own any equity interest in Yubo Beijing. Investors in the Class A Common Stock are not purchasing, and may never hold, any equity interests, directly or indirectly, in Yubo Beijing through participation in this offering. As a result of our contractual relationships with Yubo Beijing, we consolidate Yubo Beijing’s financial results in our consolidated financial statements and are the primary beneficiary of Yubo Beijing for accounting purposes only. See “Prospectus Summary—Corporate Overview” in the Final Prospectus for more information.

 ______________________________

Investing in the Class A Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in the Class A Common Stock in the section entitled “Risk Factors” beginning on page 13 of the Final Prospectus.

 ______________________________

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the Final Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

 ______________________________

The date of this Prospectus Supplement is August 15, 2022.

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended: June 30, 2022

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ___________ to __________

Commission File Number 0-21320

YUBO INTERNATIONAL BIOTECH LIMITED
(Exact name of registrant as specified in its charter)

New York	11-3074326
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Room 105, Building 5, 31 Xishiku Avenue, Xicheng District, Beijing, China

(Address of principal executive offices and Zip code)

+86 (010) 6615-5141

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer’s classes of common equity as of the latest practicable date – August 12, 2022

Class A Common Stock, $0.001 Par Value	118,177,885
Class B Common Stock, $0.001 Par Value	4,447
Class	Shares

YUBO INTERNATIONAL BIOTECH LIMITED

2

In this Quarterly Report on Form 10-Q (this “Quarterly Report”), unless otherwise specified, the terms “we,” “our,” “us,” the “Company,” or the “Registrant” refer to Yubo International Biotech Limited, a U.S. holding company and a New York corporation formerly known as Magna-Lab, Inc., and its wholly owned subsidiaries, including without limitation, Platinum International Biotech Co., Ltd., a company organized under the laws of the Cayman Islands, and Yubo International Biotech (Chengdu) Limited, a company organized under the laws of the People’s Republic of China (“Yubo Chengdu” or the ”WFOE”). The term “Yubo Beijing” refers to Yubo International Biotech (Beijing) Limited, a variable interest entity organized under the laws of the People’s Republic of China, and, through contractual arrangements with us, the Chinese operating company.

Statement Regarding Forward-Looking Statements

Statements in this Quarterly Report that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include those set forth in “Part II Other Information—Item 1A. Risk Factors” of this Quarterly Report, including, without limitation, risks relating to:

•	the results of Yubo Beijing’s research and development activities relating, in particular, to stem cell related technologies;

•	the early stage of Yubo Beijing’s product candidates presently under development;

•	the need for substantial additional funds in order to continue our operations, and the uncertainty of whether we will be able to obtain the funding we need;

•

Yubo Beijing’s ability to obtain and, if obtained, maintain regulatory approval of its current product candidates, and any of its other future product candidates, and any related restrictions, limitations, and/or warnings in the label of any approved product candidate;

•	Yubo Beijing’s ability to retain or hire key scientific or management personnel;

•	Yubo Beijing’s ability to protect its intellectual property rights that are valuable to its business, including patent and other intellectual property rights;

•	Yubo Beijing’s dependence on third-party manufacturers, suppliers, research organizations, testing laboratories and other potential collaborators;

•	Yubo Beijing’s ability to develop successful sales and marketing capabilities in the future as needed;

•	the size and growth of the potential markets for any of Yubo Beijing’s approved product candidates, and the rate and degree of market acceptance of any of its approved product candidates;

•	competition in the industry; and

•	regulatory developments in China.

We operate in a rapidly-changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Quarterly Report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements included in this Quarterly Report speak only as of the date hereof, and except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this Quarterly Report to conform these statements to actual results or to changes in our expectations.

3

PART I: FINANCIAL INFORMATION

Item 1. Financial Statements

YUBO INTERNATIONAL BIOTECH LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

For the three months and six months ended June 30, 2022 and 2021

4

YUBO INTERNATIONAL BIOTECH LIMITED

CONSOLIDATED BALANCE SHEETS

(Expressed in US Dollars)

(Unaudited)

	June 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash	$36,580	$27,517
Receivables (net of allowance for doubtful accounts of $93,810 and $47,112, respectively)	145,214	161,957
Prepaid expenses	293,973	306,978
Inventory	141,916	164,302
Due from related parties	302,293	397,590
Total Current Assets	919,976	1,058,344

Property and equipment, net	613,372	643,872
Intangible assets, net	32,866	38,876
Operating lease right of use asset	2,396,524	2,693,984
Lease security deposit	87,887	152,157
Total Assets	$4,050,625	$4,587,233
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses (including accounts payable and accrued expenses of VIE without recourse to the Company of $122,476 and $69,746 of June 30, 2022 and December 31, 2020, respectively)	$688,890	$275,831
Advances from prospective customers/distributors (including advances from prospective customers/distributors of VIE without recourse to the Company of $459,208 and $484,956 as of June 30, 2022 and December 31, 2021, respectively)	459,208	484,956
Due to related parties (including due to related parties without recourse to the Company of $979,362 and $532,121 as of June 30, 2022 and December 31, 2021 respectively)	1,757,634	1,263,660
Operating lease liabilities – current (including operating lease liabilities - current of VIE without recourse to the Company of $301,037 and $293,985 as of June 30, 2021 and December 31, 2020, respectively)	783,946	765,583
Total Current Liabilities	3,689,678	2,790,030

Non-current liabilities
Operating lease liabilities - non-current (including operating lease liability – non- current of VIE without recourse to the Company of $136,035 and $288,337 as of June 30, 2022 and December 31, 2021, respectively)	1,612,579	1,928,401
Total Liabilities	$5,302,257	$4,718,431

Commitments and contingencies	-	-

Shareholders’ Equity:
Preferred stock, par value $.01 per share, 5,000,000 shares authorized, none issued	-	-
Common stock, Class A par value $ 0.001 per share; authorized 1,000,000,000 shares, 118,177,885 issued and outstanding at June 30, 2022 and December 31, 2021.	118,178	118,178
Common stock, Class B, par value $.001 per share, 3,750,000 shares authorized, 4,447 shares issued and outstanding at June 30, 2022 and December 31, 2021.	4	4
Additional Paid in Capital	2,117,599	2,117,599
Accumulated deficit	(3,555,939)	(2,485,432)
Accumulated other comprehensive income (loss)	68,526	118,453
Total Shareholders’ Equity	(1,251,632)	(131,198)
Total Liabilities and Shareholders’ Equity	$4,050,625	$4,587,233

The accompanying notes are an integral part of these consolidated financial statements.

F-1

YUBO INTERNATIONAL BIOTECH LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Expressed in US Dollars)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
Sales	$7,970	351,471	$23,183	$813,800
Cost of Goods Sold	(2,119)	(138,468)	(9,066)	(285,206)
Gross Profit	5,851	213,003	14,117	528,594
Operating expenses:
Sales commissions	4,263	1,179	8,084	139,527
Employee compensation	145,300	181,001	363,526	383,833
Occupancy	299,217	191,486	558,492	299,220
Provision for doubtful accounts	3,346	-	50,424	-
Depreciation and amortization of property and equipment	3,290	3,424	6,818	6,196
Amortization of intangible assets	1,994	2,190	4,045	4,344
Other operating expenses	39,941	203,808	93,163	504,129
Total Operating Expenses	497,351	583,088	1,084,552	1,337,249
Income (loss) from operations	(491,500)	(370,085)	(1,070,435)	(808,655)

Other Income (Expenses)
Interest income (expense) - net	(59)	77	(72)	(28)
Total Other Income (Expenses)	(59)	77	(72)	(28)

Loss before Provision for Income Tax	(491,559)	(370,008)	(1,070,507)	(808,683)

Provision for Income Tax	-	-		-

Net loss	$(491,559)	(370,008)	$(1,070,507)	$(808,683)
Net loss per share basic and diluted	$(0.00)	(0.00)	$(0.01)	$(0.01)
Weighted average common shares outstanding basic and diluted	118,182,332	118,130,820	118,182,332	118,130,820

Comprehensive income (loss)
Net loss	$(491,559)	(370,008)	$(1,070,507)	$(808,683)
Foreign currency translation adjustment	50	13,122	(49,927)	83,535
Total comprehensive income (loss)	$(491,509)	(356,886)	$(1,120,434)	$(725,148)

The accompanying notes are an integral part of these consolidated financial statement

F-2

YUBO INTERNATIONAL BIOTECH LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Expressed in US Dollars)

(Unaudited)

							Accumulated
	Common Stock				Additional		Other	Total
	Class A		Class B		paid in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	capital	Deficit	Income (loss)	Deficit
BALANCE, December 31, 2021	118,177,885	$118,178	4,447	4	2,117,599	(2,485,432)	118,453	$(131,198)

Net loss for the three months ended March 31, 2022	-	-	-	-	-	(578,948)	-	(578,948)

Foreign currency adjustment	-	-	-	-	-	-	(49,977)	(49,977)

BALANCE, March 31, 2022	118,177,885	$118,178	4,447	4	2,117,599	(3,064,380)	68,476	$(760,123)

Net loss for the three months ended June 30, 2022	-	-	-	-	-	(491,559)	-	(491,559)

Foreign currency adjustment	-	-	-	-	-	-	50	50

BALANCE, June 30, 2022	118,177,885	$118,178	4,447	4	2,117,599	(3,555,939)	68,526	$(1,251,632)

BALANCE, December 31, 2020	117,000,000	$117,000	-	$-	$1,991,617	$(942,994)	$1,996	$1,167,619

Capital contributions to Yubo Beijing	-	-	-	-	127,164	-	-	127,164

Reverse acquisition of Yubo International Biotech Limited by Platinum International Biotech Co. Ltd.	1,177,885	1,178	4,447	4	(1,182)	-	-	-

Net loss for the three months ended March 31, 2021	-	-	-	-	-	(438,676)	-	(438,676)

Foreign currency translation adjustment	-	-	-	-	-	-	70,413	70,413

BALANCE, March 31, 2021	118,177,885	$118,178	4,447	$4	$2,117,599	$(1,381,670)	$72,409	$926,520

Net loss for the three months ended March 31, 2021	-	-	-	-	-	(370,008)	-	(370,008)

Foreign currency translation adjustment	-	-	-	-	-	-	13,122	13,122

BALANCE, June 30, 2021	118,177,885	$118,178	4,447	4	2,117,599	(1,751,678)	85,531	$569,634

The accompanying notes are an integral part of these consolidated financial statement

F-3

YUBO INTERNATIONAL BIOTECH LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in US Dollars)

(Unaudited)

	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,070,507)	$(808,683)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	10,863	10,540
Changes in operating assets and liabilities:
Receivables	16,743	(309,067)
Prepaid expense	13,005	(234,272)
Inventory	22,386	(115,357)
Due from related parties	95,297	31,256
Lease security deposit	64,270	(93,490)
Accounts payable and accrued expenses	413,059	2,045
Customer deposits	-	(11,028)
Advances from prospective customers/distributors	(25,748)	(58,044)
Due to related parties	493,974	659,752
Net cash provided by (used in) operating activities	33,342	(926,348)

Cash flows from investing activities:
Purchases of property and equipment	-	(586,890)
Net cash used in investing activities	-	(586,890)

Cash flows from financing activities:
Capital Contributions to Yubo Beijing	-	127,164
Net cash provided by financing activities	-	127,164

Effect of exchange rate changes	(24,279)	82,975

Net increase (decrease) in cash	9,063	(1,303,099)
Cash at beginning of period	27,517	1,382,525
Cash at end of period	$36,580	$79,426
Supplemental Cash Flow Information:
Income taxes paid	$-	$-
Interest paid	$-	$-
Non-cash Investing Activities:
Operating lease right of use asset acquired	$-	$2,002,641

The accompanying notes are an integral part of these consolidated financial statements

F-4

 YUBO INTERNATIONAL BIOTECH LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the three months and six months ended June 30, 2022 and 2021

(Unaudited)

NOTE 1 – ORGANIZATION

Yubo International Biotech Limited (formerly Magna-Lab Inc.) (the “Company”), a New York corporation, acquired Platinum International Biotech Co. Ltd. (“Platinum”) in a “reverse merger” transaction on January 14, 2021.

On January 14, 2021 (the “Closing Date”), the Company closed a voluntary share exchange transaction with Platinum International Biotech Co., Ltd., a company organized under the laws of the Cayman Islands (“Platinum”), pursuant to that certain Agreement and Plan of Share Exchange, dated January 14, 2021 (the “Exchange Agreement”), by and among the Company, Platinum, Yubo International Biotech (Beijing) Limited, a company organized under the laws of the People’s Republic of China (“PRC”) (“Yubo Beijing”), and certain selling stockholders named therein.

In accordance with the terms of the Exchange Agreement, on the Closing Date, the Company issued a total of 117,000,000 shares of its Class A common stock to the Selling Stockholders, who were then stockholders of Platinum (the “Selling Stockholders”), in exchange for 100% of the issued and outstanding capital stock of Platinum (the “Exchange Transaction”). As a result of the Exchange Transaction, the Selling Stockholders acquired more than 99% of the Company’s issued and outstanding capital stock, Platinum became the Company’s wholly-owned subsidiary, and the Company acquired the business and operations of Platinum and Yubo Beijing. Immediately prior to the Exchange Transaction, the Company had 117,875,323 shares of Class A common stock and 4,447 shares of Class B common stock issued and outstanding. Immediately after the Exchange Transaction and the surrender and cancellation of 116,697,438 shares held by Lina Liu, the controlling shareholder, Chief Financial Officer, Treasurer and Secretary of the Company, the Company had 118,177,885 shares of Class A common stock and 4,447 shares of Class B common stock issue and outstanding.

Platinum was incorporated on April 7, 2020 under the laws of the Cayman Islands as a holding company. On May 4, 2020, Platinum incorporated a wholly owned subsidiary Platinum International Biotech (Hong Kong) Limited (“Platinum HK”) in Hong Kong. On September 4, 2020, Platinum HK incorporated a wholly foreign owned enterprise (“WFOE”) Yubo International Biotech (Chengdu) Limited (“Yubo Chengdu”) in Chengdu, China.

On September 11, 2020, Yubo Chengdu entered into a series of Variable Interest Entity (“VIE”) agreements with the owners of Yubo International Biotech (Beijing) Limited (“Yubo Beijing”). Pursuant to the VIE agreements, Yubo Beijing became Yubo Chengdu’s contractually controlled affiliate. The purpose and effect of the VIE Agreements is to provide Yubo Chengdu with all management control and net profits earned by Yubo Beijing.

Yubo Beijing was incorporated on June 14, 2016. For the year ended December 31, 2020 (commencing April 2020), Yubo Beijing sold approximately 850 nebulizers to customers in the People’s Republic of China (“PRC”). In 2021, Yubo Beijing sales also included sales of skincare products, hair care products, healthy beverages, and male and female personal care products.

Upon executing the series of VIE agreements in September 2020, Yubo Beijing has been considered a Variable Interest Entity (“VIE”) of Yubo Chengdu, its primary beneficiary. Accordingly, Yubo Beijing has been consolidated under the guidance of FASB Accounting Standards Codification (“ASC”) 810, Consolidation.

The officers, directors, and controlling beneficial owners of Yubo Beijing from its inception on June 14, 2016 were also officers, directors, and controlling beneficial owners of Platinum. Accordingly, the accompanying consolidated financial statements include Yubo Beijing’s operations from its inception on June 14, 2016.

F-5

On January 21, 2021 and December 31, 2020, respectively, the Company formed two new wholly owned subsidiaries: Yubo Jingzhi Biotechnology (Chengdu) Co. Ltd. (“Yubo Jingzhi”) as a subsidiary of Yubo Beijing and Yubo Global Biotechnology (Chengdu) Co. Ltd (“Yubo Global”) as a subsidiary of Platinum HK.

Yubo International Biotech Limited and its consolidated subsidiaries and VIE are collectively referred to herein as the “Company” unless specific reference is made to an entity.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Interim Financial Information

The unaudited financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) applicable to interim financial information and the requirements of Form 10-Q and Rule 8-03 of Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not include all of the information and disclosure required by accounting principles generally accepted in the United States of America for complete financial statements. Interim results are not necessarily indicative of results for a full year. In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and the results of operations and cash flows for the interim periods have been included. These financial statements should be read in conjunction with the audited financial statements as of and for the year ended December 31, 2021, as not all disclosures required by generally accepted accounting principles for annual financial statements are presented. The interim financial statements follow the same accounting policies and methods of computations as the audited financial statements as of and for the year ended December 31, 2021.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, and its consolidated VIE for which the Company is the primary beneficiary.

All transactions and balances among the Company, its subsidiaries and consolidated VIE have been eliminated upon consolidation.

The accompanying consolidated financial statements reflect the activities of the following entities:

Name		Background	Ownership
Yubo International Biotech Limited (“Yubo New York”)	• •	A holding company Incorporated in New York
Platinum International Biotech Co. LTD (“Platinum”)	• • •	A Cayman Island company Incorporated on April 7, 2020 A holding company	100% owned by Yubo New York
Platinum International Biotech (Hong Kong) Limited. (“Platinum HK”)	• • •	A Hong Kong company Incorporated on May 4, 2020 A holding company	100% owned by Platinum
Yubo International Biotech (Chengdu) Limited (“Yubo Chengdu”)	• • • •	A PRC company and deemed a wholly foreign owned enterprise Incorporated on September 4, 2020 Subscribed capital of $1,500,000 A holding company	100% owned by Platinum HK
Yubo International Biotech (Beijing) Limited (“Yubo Beijing”)	• • • •	A PRC limited liability company Incorporated on June 14, 2016 Subscribed capital of $1,531,722 (RMB 10,000,000) Stem cell storage and bank	VIE of Yubo Chengdu WFOE
Yubo Jingzhi Biotechnology (ChengDu) Co. Ltd. (“Yubo Jingzhi”)	•	A PRC company incorporated on January 21, 2021	100% owned by Yubo Beijing
Yubo Global Biotechnology (Chengdu) Co. Ltd (“Yubo Global)	•	A PRC company incorporated on December 20, 2020	100% owned by Platinum HK

F-6

On September 11, 2020, our wholly-owned subsidiary, Yubo Chengdu, entered into the following contractual arrangements with Yubo Beijing and the shareholders of Yubo Beijing (the “Yubo Shareholders”), as applicable, each of which is enforceable and valid in accordance with the laws of the PRC:

Exclusive Consulting Services Agreement

Pursuant to the Exclusive Consulting Services Agreement among Yubo Beijing, Yubo Chengdu, and the Yubo Shareholders, Yubo Chengdu agrees to provide, and Yubo Beijing agrees to accept, exclusive management services provided by Yubo Chengdu. Such management services include but are not limited to financial management, business management, marketing management, human resource management and internal control of Yubo Beijing. The Exclusive Consulting Services Agreement will remain in effect until the acquisition of all assets or equity of Yubo Beijing by Yubo Chengdu is complete (as more fully described in the Exclusive Purchase Option Agreement below). The Exclusive Consulting Services Agreement was amended in March 2022 for the sole purpose of clarifying the fee structure under such agreement. Pursuant to the amendment, Yubo Beijing agreed to compensate Yubo Chengdu for its services on an annual basis. Under the amendment, Yubo Chengdu is entitled to receive 90% of the after-tax profit from Yubo Beijing annually following the closing of Yubo Beijing’s annual accounts. In light of such arrangement, Yubo Chengdu is considered a primary beneficiary of benefits that are otherwise potentially significant to Yubo Beijing. The amendment did not change the contractual relationships that Yubo Chengdu has with Yubo Beijing. Since Yubo Beijing has not generated any after-tax profit to date, Yubo Beijing has not paid any fee to Yubo Chengdu to date.

Exclusive Purchase Option Agreement

Under the Exclusive Option Agreement among Yubo Beijing, Yubo Chengdu, and the Yubo Shareholders, the Yubo Shareholders granted Yubo Chengdu an irrevocable and exclusive purchase option to acquire Yubo Beijing’s equity and/or assets at a nominal consideration. Yubo Chengdu may exercise the purchase option at any time.

Equity Pledge Agreement

Under the Equity Pledge Agreement among Yubo Chengdu and the Yubo Shareholders, the Yubo Shareholders pledged all of their equity interests in Yubo Beijing, including the proceeds thereof, to guarantee all of Yubo Chengdu’s rights and benefits under the Exclusive Consulting Services Agreement and the Exclusive Option Agreement. Prior to termination of this Equity Pledge Agreement, the pledged equity interests cannot be transferred without Yubo Chengdu’s prior consent. The Yubo Shareholders covenants to Yubo Chengdu that among other things, it will only appoint/elect the candidates for the directors of Yubo Beijing nominated by Yubo Chengdu.

Financial Statements of Yubo Beijing (VIE)

The assets and liabilities of Yubo Beijing (VIE) at June 30, 2022 and December 31, 2021 consist of:

	June 30, 2022	December 31, 2021
Cash	$1,648	$8,812
Receivables (net)	142,229	158,807
Prepaid Expenses	199,680	207,521
Inventory	141,916	164,302
Due from related parties	302,293	397,590
Property and equipment (net)	47,094	63,055
Intangible assets (net)	32,866	38,876
Operating lease right of use asset	437,072	582,322
Lease security deposit	87,949	152,219
Investment in Yubo Jingzhi (A)	223,954	236,220
Receivables from other consolidated entities (A)	327,981	287,677
Total assets	1,944,682	2,297,401

Accounts payable and accrued expenses	122,476	69,746
Advances from prospective customers/distributors	459,208	484,956
Due to related parties	979,362	532,121
Operating lease liabilities	437,072	582,322
Payables to other consolidated entities (A)	485,234	511,811
Total liabilities	2,483,352	2,180,956

Shareholders’ equity	$(538,670)	$116,445

F-7

(A)   Eliminated in consolidation.

Except for $370,955 occupancy expense and $33,430 other operating expenses for the six months ended June 30, 2022 and except for $184,303 occupancy expense and $270,520 other operating expenses for the six months ended June 30, 2021, all revenues and expenses included in the accompanying Consolidated Statements of Operations for the six months ended June 30, 2022 and June 30, 2021 represent revenues and expenses of Yubo Beijing.

Foreign Currency Translation

The accompanying consolidated financial statements are presented in United States dollars (“$”), which is the reporting currency of the Company. The functional currency of Platinum and Platinum HK is the United States dollar. The functional currency of the Company’s subsidiaries and VIE located in the PRC is the Renminbi (“RMB”). For the entities whose functional currencies are the RMB, results of operations and cash flows are translated at average exchange rates during the period ($1=6.5277 RMB for the six months ended June 30, 2022 and $1=6.4953 RMB for the six months ended June 30, 2021), assets and liabilities are translated at the current exchange rate at the end of the period ($1=6.6978 RMB at June 30, 2022 and $1=6.3500 RMB at December 31, 2021), and equity is translated at historical exchange rates. The resulting translation adjustments are included in determining other comprehensive income (loss). Transaction gains and losses, which were not significant for the periods presented, are reflected in the consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and judgments on historical experience and on various other assumptions and information that are believed to be reasonable under the circumstances. Estimates and assumptions of future events and their effects cannot be perceived with certainty and, accordingly, these estimates may change as new events occur, as more experience is acquired, as additional information is obtained and as our operating environment changes. Significant estimates and assumptions by management include, among others, useful lives and impairment of long-lived assets, and income taxes including the valuation allowance for deferred tax assets. While the Company believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from those estimates. Estimates and assumptions are periodically reviewed and the effects of revisions are reflected in the financial statements in the period they are determined to be necessary.

F-8

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash in bank accounts, cash in time deposits, certificates of deposit and all highly liquid instruments with original maturities of three months or less.

Inventories

Inventories, mainly consisting of nebulizers and components and oral liquid health products, are stated at the lower of cost utilizing the weighted average method or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated selling costs.

The valuation of inventory requires the Company to estimate excess and slow-moving inventories. The Company evaluates the recoverability of the inventory based on expected demand and market conditions. No inventory write downs were recorded in the periods presented.

Property and Equipment

Property and equipment consist of leasehold improvements, construction in progress, air conditioning equipment, and office equipment. All property and equipment are stated at historical cost net of accumulated depreciation. Repairs and maintenance are expensed as incurred. Property and equipment are depreciated on a straight-line basis over the following periods.

Leasehold improvements	Remaining term of lease
Air conditioning equipment	5 years
Office equipment	3 years

Intangible Assets

Intangible assets consist of distribution software and patents and are stated at historical cost less accumulated amortization. Amortization of intangible assets is calculated on a straight-line basis over the shorter of the contractual terms or the expected useful lives of the respective assets. The amortization period by major asset classes is as follows:

Distribution software	5 years
Patents	20 years

Impairment of Long-Lived Assets

The Company’s long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management’s estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial position. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Fair Value of Financial Instruments

The Company adopted ASC 820 “Fair Value Measurements,” which defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosure requirements for fair value measures.

F-9

The three levels are defined as follows:

Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liabilities, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments include cash, receivables, due from related parties, accounts payable and accrued expenses, advances from prospective customers/distributors and due to related parties. The carrying values of these financial instruments approximate their fair values due to the short-term maturities of these instruments.

For the periods presented, there were no financial assets or liabilities measured at fair value.

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities - current, and operating lease liabilities - noncurrent on the balance sheets. The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The initial measurement of the right-of-use asset is equal to the initial lease liability plus any initial direct costs.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term.

Revenue Recognition

The Company derives its revenue from the sale of nebulizers containing frozen tubes with medical fluid and from the sale of other health and personal care products. The nebulizers are sold directly to consumers on the Company’s online e-commerce platform. The Company adopted ASC 606 requires the use of a new five-step model to recognize revenue from customers. The five-step model requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes.

Allowance for Doubtful Accounts

Trade accounts receivable arise from the sale of products on trade credit terms. On a quarterly basis, we review all significant accounts as to their past due balances, as well as collectability of the outstanding trade account receivables for possible write off. It is our policy to write off the account receivable against the allowance account when we deem the receivable to be uncollectible. Additionally, we review orders from dealers that are significantly past due, and we ship product only when our ability to collect payment from our customer for the new order is probable.

Our allowance for doubtful accounts reflect our best estimate for losses inherent in the trade accounts receivable balance. We determine the allowance based on known troubled accounts, weighting probabilities of future conditions and expected outcomes, and other currently available evidence.

F-10

Advertising Costs

Advertising costs are expensed as incurred.

Income Taxes

The Company follows the liability method in accounting for income taxes in accordance with ASC topic 740 (“ASC 740”), Income Taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely than not that some portion, or all, of the deferred tax assets will not be realized.

The Company applies the provisions of ASC 740 to account for uncertainty in income taxes. ASC 740 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the consolidated financial statements.

The Company will classify interest and penalties related to unrecognized tax benefits, if and when required, as part of income tax expense in the consolidated statements of operations.

Net Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of Class A and Class B common shares outstanding during the period.

Diluted loss per share reflects the potential dilution that could occur if dilutive securities (such as stock options and convertible securities) were exercised or converted into common shares. For the periods presented, the Company had no dilutive securities outstanding.

Comprehensive Loss

Comprehensive loss is defined as the decrease in equity of the Company during a period from transactions and other events and circumstances excluding transactions resulting from investments by owners and distributions to owners. Comprehensive loss is reported in the consolidated statements of operations and comprehensive loss, including net loss and foreign currency translation adjustments, presented net of tax.

New Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) “Leases (Topic 842)”. ASU 2016-02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. We adopted ASU 2016-02 for interim and annual reporting periods beginning after December 15, 2018.

For finance leases, a lessee is required to do the following:

•	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the balance sheet.

•	Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income.

•	Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

F-11

For operating leases, a lessee is required to do the following:

•	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the balance sheet.

•	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis.

•	Classify all cash payments within operating activities in the statement of cash flows.

Other than increasing assets and liabilities at the inception of the respective leases (See Note 8), ASU 2016-02 has not had a significant effect on the Company’s financial position or results of operations.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material impact on its consolidated financial position, statements of operations or cash flows.

NOTE 3 – GOING CONCERN

The Company’s financial statements as of June 30, 2022 and December 31, 2021 have been prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues and cash flows sufficient to cover its operating costs and allow it to continue as a going concern. For the six months ended June 30, 2022 and June 30, 2021, the Company had losses of $1,070,507 and $808,683 respectively. These factors among others raise substantial doubt about the ability of the company to continue as a going concern for a reasonable period of time.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking third party equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – INVENTORY

Inventory consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Nebulizers and components	$56,074	$48,671
Oral liquid health products	82,015	41,943
Other	3,827	73,688
Total Inventory	$141,916	$164,302

NOTE 5 – DUE FROM RELATED PARTIES

Due from related parties consisted of:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Beijing Zhenhuikang Biotechnology Co., LTD (“Zhenhuikang”) (1)	$302,293	$397,590
Total Due from Related Parties	$302,293	$397,590

(1) Zhenhuikang is controlled by Beijing Zhenxigu Medical Research Center LP (“Zhenxigu”). Zhenxigu is controlled by Mr. Yulin Cao, a director and significant stockholder of Yubo Beijing.

F-12

The due from related parties receivables are noninterest bearing and are due on demand.

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment, net, consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Leasehold improvements	$25,381	$33,196
Construction in progress	566,278	580,816
Air conditioning equipment	20,958	22,106
Office equipment	29,082	30,675
Total property and equipment	641,699	666,793
Less accumulated depreciation and amortization	(28,327)	(22,921)
Property and equipment, net	$613,372	$643,872

For the three months ended June 30, 2022 and 2021, depreciation and amortization of property and equipment was $ 3,290 and $3,424 respectively.

For the six months ended June 30, 2022 and 2021, depreciation and amortization of property and equipment was $ 6,818 and $6,196 respectively.

NOTE 7 – INTANGIBLE ASSETS

Intangible assets, net, consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Distribution software	$36,956	$38,980
Patents acquired from related party	11,826	12,483
Total intangible assets	48,782	51,463
Less: Accumulated amortization	(15,916)	(12,587)
Intangible assets, net	$32,866	$38,876

For the three-months ended June 30, 2022 and 2021, amortization of intangible assets expense was $1,994 and $2,190, respectively.

F-13

For the six-months ended June 30, 2022 and 2021, amortization of intangible assets expense was $4,045 and $4,344, respectively.

At June 30, 2022, the expected future amortization of intangible assets expense was:

Year ending December 31, 2022	4,313
Year ending December 31, 2023	8,420
Year ending December 31, 2024	8,420
Year ending December 31, 2025	2,533
Thereafter	9,180
Total	$32,866

NOTE 8 – OPERATING LEASE RIGHT OF USE ASSETS AND OPERATING LEASE LIABILITIES

On August 1, 2019 Yubo Beijing executed a lease agreement with Jiu Si Cheng Investment Management (the “Landlord”) to rent approximately 746 square meters of office space in Beijing China. The lease provided for an initial term of 2 years and 4 months from August 2, 2019 to November 30, 2021 with a right to renew for an additional term of 2 years and 8 months from December 1, 2021 to July 31, 2024. In December 2021, the Company renewed the lease. The current lease provides for monthly rent of RMB 166,845 ($24,910) through July 31, 2023 and RMB 176,833 ($26,402) for the year ended July 31, 2024.

Effective March 1, 2021, Yubo Global executed a lease agreement with Chengdu Liangkang Investment Co. to rent approximately 6,960 square meters of laboratory space in Chengdu China. The lease provides for a lease term of 5 years from March 1, 2021 to February 28, 2026. The lease provides for monthly rent of RMB 299,277 ($44,683) through February 28, 2024 and RMB 317,233 ($47,364) from March 1, 2024 to February 28, 2026.

At June 30, 2022, the future undiscounted minimum lease payments under the two noncancellable leases are as follows:

As of June 30, 2022
Year ending December 31, 2022	$417,558
4Year ending December 31, 2023	842,576
Year ending December 31, 2024	747,820
Year ending December 31, 2025	568,368
Year ending December 31, 2026	94,728
Total	$2,671,050

The operating lease liabilities totaling $2,396,524 at June 30, 2022 as presented in the Consolidated Balance Sheet represents the discounted (at a 4.75% estimated incremental borrowing rate) value of the future lease payments of $2,671,050 at June 30, 2022.

For the three-months ended June 30, 2022 and June 30, 2021, occupancy expense attributable to these two leases was $299,217 and $191,486, respectively.

For the six-months ended June 30, 2022 and June 31, 2021, occupancy expense attributable to these two leases was $558,492 and $299,220 respectively.

F-14

NOTE 9 – ADVANCES FROM PROSPECTIVE CUSTOMERS/DISTRIBUTORS

Advances from prospective customers/distributors consists of:

	In RMB		In USD
Source of Advance	June 30, 2022	December 31, 2021	June 30, 2022	December 31, 2021
	(Unaudited)		(Unaudited)
Advancer 1	¥1,544,748	¥1,544,748	$230,635	$243,268
Advancer 2	550,000	550,000	82,117	86,614
Advancer 3	500,000	500,000	74,651	78,740
Advancer 4	348,000	348,000	51,957	54,803
Advancer 5	50,000	50,000	7,465	7,874
Advancer 6	50,000	50,000	7,465	7,874
Advancer 7	31,012	31,012	4,630	4,884
Advancer 8	1,895	5,680	283	894
Advancer 9	31	31	5	5
	¥3,075,686	¥3,079,471	$459,208	$484,956

The related verbal agreements between Yubo Beijng and the nine entities provide for the nine entities to purchase inventory from Yubo Beijing or enter into such other arrangements with Yubo Beijing as the parties mutually agree. Pending formal approval of any such arrangements, all of the nine PRC entities have the right to request the return of their advances.

NOTE 10 – DUE TO RELATED PARTIES

Due to related parties consisted of the following:

	June 30,	December 31,
	2022	2021
	(Unaudited)
Ms. Huang Li (4)	$58,272	$61,492
Mr. Yang Wang (3)	430,216	92,719
Mr. Jun Wang (2)	549,146	439,449
World Precision Medicine Technology Inc. (1)	720,000	670,000
Total	$1,757,634	$1,263,660

(3)	Mr. Yang Wang controls 21.14% of the outstanding Class A common stock of Yubo New York and is a director of the Company and Yubo Beijing.
(1)

World Precision Medicine Technology Inc. is controlled by Mr.. Cheung Ho Shun. Cheung Ho Shun purchased 152,284 ordinary shares of Platinum (now 1,754,997 shares of Yubo New York Class A common stock) on September 11, 2020 for $750,000 cash.

(4)	Ms. Huang Li is a shareholder of Focus One Technology Group Limited (“Focus One”). Focus One owns 9.75% of the issued and outstanding Class A common stock of the Company.
(2)	Mr. Jun Wang controls 34.14% of the outstanding Class A common stock of Yubo New York and is the CEO of the Company and Yubo Beijing.

The due to related parties payables are noninterest bearing and are due on demand.

F-15

NOTE 11 – SHAREHOLDERS’ EQUITY

Yubo Biotech International Limited

The Company has three types of stocks:

Preferred stock – par value 0.01 per share, 5,000,000 shares authorized, none issued.

Common Stock Class A – par value 0.001 per share, 1,000,000,000 shares authorized, 118,177,885 shares issued and outstanding at June 30, 2022 and December 31, 2021.

Common Stock Class B – par value 0.001 per share, 3,750,000 shares authorized, 4,447 shares issued and outstanding at June 30, 2022 and December 31, 2021.

On January 14, 2021, Lina Liu, Company CFO, cancelled 116,697,438 shares of Class A common stock acquired by her on October 2, 2020.

On January 14, 2021, the Company issued 117,000,000 shares of Class A common stock in connection with the acquisition of Platinum, as follows:

Name of Selling Shareholder	Number of Exchange Shares	Percentage of Exchange Shares
FLYDRAGON INTERNATIONAL LIMITED (controlled by Mr. Jun Wang)	39,943,800	34.14%
CHINAONE TECHNOLOGY LIMITED (controlled by Mr. Yang Wang)	19,211,400	16.42%
BOAO BIOTECH LIMITED (controlled by Mr. Yulin Cao)	24,967,800	21.34%
FOCUS DRAW GROUP LIMITED (controlled by Ms. Lina Liu)	13,829,400	11.82%
FOCUSONE TECHNOLOGY GROUP LIMITED (controlled by Mr. Jin Wei)	11,524,500	9.85%
DRAGONCLOUD TECHNOLOGY LIMITED (Controlled by Mr. Yang Wang)	5,768,100	4.93%
CHEUNG HO SHUN	1,755,000	1.50%
TOTAL	117,000,000	100.00%

Platinum International Biotech Co., LTD (Cayman Islands) (“Platinum”)

Platinum has authorized 500,000,000 ordinary shares with a par value of $0.0001 per share with 10,152,284 shares issued and outstanding at June 30, 2022 and December 31, 2021.

On April 7, 2020, Platinum issued a total of 10,000,000 ordinary shares to six entities as follows:

Entity	Shares
1. Flydragon International Limited (controlled by Mr. Jun Wang)	3,466,000
2. Chinaone Technology Limited (controlled by Mr. Yang Wang)	1,667,000
3. Boao Biotech Limited (controlled by Mr. Yulin Cao)	2,167,000
4. Dragoncloud Technology Limited (controlled by Mr. Yang Wang)	500,000
5. Focus Draw Group Limited (controlled by Ms. Lina Liu)	1,200,000
6. Focusone Technology Group Limited (controlled by Mr. Jin Wei)	1,000,000
Total	10,000,000

On September 11, 2020, Platinum sold 152,284 ordinary shares to Mr. Cheung Ho Shun for $750,000 cash.

On January 21, 2021, Yubo New York acquired all 10,152,284 ordinary shares of Platinum outstanding.

Yubo International Biotech (Chengdu) Limited (“Yubo Chengdu”)

F-16

Yubo Chengdu has subscribed capital of $1,500,000 which has not yet been paid by its shareholder. The subscribed capital is due for payment on January 1, 2040.

Yubo International Biotech (Beijing) Limited (“Yubo Beijing”)

Yubo Beijing has subscribed capital of $1,574,803 (RMB 10,000,000), all of which have been paid by its shareholders as of December 31, 2021.

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries or its VIE. Relevant PRC statutory laws and regulations permit payments of dividends by Yubo Chengdu, Yubo Jingzhi, Yubo Global, and Yubo Beijing only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries and VIE included in the Company’s consolidated net assets are also non-distributable for dividend purposes. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Yubo Chengdu, Yubo Jingzhi, Yubo Global, and Yubo Beijing.

Yubo Chengdu, Yubo Jingzhi, Yubo,Global and Yubo Beijing are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Yubo Chengdu, Yubo Jingzhi, Yubo Global and Yubo Beijing may allocate a portion of its after-tax profits based on PRC accounting standards to an enterprise expansion fund and a staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

Since inception to June 30, 2022, Yubo Chengdu, Yubo Jingzhi, Yubo Global, and Yubo Beijing have not generated any profit and had negative retained earnings as of June 30, 2022. As a result, these entities have not accrued statutory reserve funds.

The ability of the Company’s PRC subsidiaries and its VIE to make dividends and other payments to the Company may also be restricted by changes in applicable foreign exchange and other laws and regulations. Foreign currency exchange regulation in China is primarily governed by the following rules:

•	Foreign Exchange Administration Rules (1996), as amended in August 2008, or the Exchange Rules.
•	Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), or the Administration Rules.

Currently, under the Administration Rules, Renminbi is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service related foreign exchange transactions, but not for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of China, unless the prior approval of the State Administration of Foreign Exchange (the “SAFE”) is obtained and prior registration with the SAFE is made. Foreign-invested enterprises that need foreign exchange for the distribution of profits to its shareholders may affect payment from their foreign exchange accounts or purchase and pay foreign exchange rates at the designated foreign exchange banks to their foreign shareholders by producing board resolutions for such profit distribution. Based on their needs, foreign-invested enterprises are permitted to open foreign exchange settlement accounts for current account receipts and payments of foreign exchange along with specialized accounts for capital account receipts and payments of foreign exchange at certain designated foreign exchange banks.

Although the current Exchange Rules allow the convertibility of Chinese Renminbi into foreign currency for current account items, conversion of Chinese Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of SAFE, which is under the authority of the People’s Bank of China. These approvals, however, do not guarantee the availability of foreign currency conversion. The Company cannot be sure that it will be able to obtain all required conversion approvals for its operations or that the Chinese regulatory authorities will not impose greater restrictions on the convertibility of Chinese Renminbi in the future. Currently, all of the Company’s revenues are generated in Renminbi. Any future restrictions on currency exchanges may limit the Company’s ability to use its retained earnings generated in Renminbi to make dividends or other payments in U.S. dollars or fund possible business activities outside China.

F-17

NOTE 12 – RELATED PARTY TRANSACTIONS

On February 27, 2020, Yubo Beijing executed an Entrustment Technical Service Agreement with Beijing Zhenhuikang Biotechnology Co. LTD (“Zhenhuikang”), an entity controlled by Mr. Yulin Cao (who is a director of Platinum and Yubo Beijing). The Agreement provides for Zhenhuikang to, among other things, assist Yubo Beijing in the preparation of 300 sets of endometrial stem cell harvesting packages. As amended July 2, 2020, the Agreement provides for Yubo Beijing to pay Zhenhuikang at the rate of RMB 666 per set or RMB 199,800 total ($29,831 at the 6.6978 current exchange rate at June 30, 2022). As of June 30, 2022, preparation of the stem cell harvesting packages has not yet commenced, no payments to Zhenhuikang have been made, and no expense or liability has been recorded.

On May 11, 2021, World Precision Medicine Technology Inc., a company owned and controlled by Cheung Ho Shun, a shareholder of Yubo International Biotech Limited, provided the Company $600,000 in a working capital loan. On November 24, 2021 and April 14, 2022, World Precision Medicine Technology, Inc. provided the Company additional loans of $70,000 and $50,000, respectively. The three loans are due on demand and non-interest bearing.

NOTE 13 – INCOME TAX

Cayman Islands

Under the current laws of the Cayman Islands, Platinum is not subject to tax on income or capital gains. In addition, payments of dividends by Platinum to its shareholders are not subject to withholding tax in the Cayman Islands.

Hong Kong

Platinum HK was incorporated under the Hong Kong tax law where the statutory income tax rate is 16.5%. Platinum HK has had no taxable income or loss from May 4, 2020 (inception) to June 30, 2022.

People’s Republic of China

Yubo International Biotech (Chengdu) Limited (“Yubo Chengdu”), Yubo Jingzhi Biotechnology (Chengdu) Co. LTD. (“Yubo Jingzhi”), Yubo Global Biotechnology (Chengdu) Co. Ltd (“Yubo Global”) and Yubo International Biotech (Beijing) Limited were incorporated in the PRC and are subject to PRC Enterprise Income Tax (“EIT”) on their taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People’s Congress enacted a new enterprise income tax law, which took effect on January 1, 2008. The law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises.

Yubo Chengdu has had no taxable income or loss from September 4, 2020 (inception) to June 30, 2022.

Yubo Beijing has had net losses of $231,193 for the year ended December 31, 2019, $597,713 for the year ended December 31, 2020, $649,871 for the year ended December 31, 2021, and $666,117 for the six months ended June 30, 2022. Yubo Global had a net loss of $488,790 for the year ended December 31, 2021 and a net loss of $370,955 for the six months ended June 30, 2022. Yubo Jingzhi had a net loss of $1,207 for the year ended December 31, 2021 and a net loss of $504 for the six months ended June 30, 2022. These losses can be carried forward for five years to reduce future years’ taxable income through year 2024 to year 2027. Based on management’s present assessment, the Company has not yet determined it to be more likely than not that future utilization of the net operating loss carryforwards will be realized. Accordingly, the Company has recorded a 100% valuation allowance against the deferred tax asset at June 30, 2022 and December 31, 2021.

F-18

The components of deferred tax assets were as follows:

	June 30, 2022	December 31, 2021

Net operating losses carry forward	$751,588	$492,164
Valuation allowance	(751,588)	(492,194)
Deferred tax assets, net	$—	$—

The reconciliation of the provisions for (benefits from) income tax by applying the PRC tax rate to income (loss) before provisions for income tax and the actual provisions for income tax is as follows:

	For the six months ended June 30, 2022	For the six months ended June 30, 2021

Income tax (benefit) at 25%	$(267,609)	$(202,171)
Net loss of Platinum	8,232	67,626
Increase in valuation allowance	259,394	129,533
Other	(17)	5,012
Provision for income taxes	$—	$—

Accounting for Uncertainty in Income Taxes

The tax authority of the PRC government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. Therefore, the Company’s PRC entities’ tax filings results are subject to change and may lead to tax liabilities.

ASC 740 requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. The management evaluated the Company’s tax positions and concluded that no liability for uncertainty in income taxes was necessary as of June 30, 2022 and December 31, 2021.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Credit risk

Cash deposits with banks are held in financial institutions in the PRC, which are insured with deposit protection up to RMB 500,000 (approximately $74,651 at June 30, 2022). Accordingly, the Company has a concentration of credit risk from time to time relating to the uninsured part of bank deposits. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk.

Risks of Variable Interest Entity Structure

Although the structure the Company has adopted is consistent with longstanding industry practice, and is commonly adopted by comparable companies in China, the PRC government may not agree that these arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. There are uncertainties regarding the interpretation and application of PRC laws and regulations including those that govern the Company’s contractual arrangements, which could limit the Company’s ability to enforce these contractual arrangements. If the Company or its variable interest entity is found to be in violation of any existing or future PRC laws, rules or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures, including levying fines, revoking business and other licenses of the Company’s variable interest entity, requiring the Company to discontinue or restrict its operations, restricting its right to collect revenue, requiring the Company to restructure its operations or taking other regulatory or enforcement actions against the Company. In addition, it is unclear what impact the PRC government actions would have on the Company and on its ability to consolidate the financial results of its variable interest entity in the consolidated financial statements, if the PRC government authorities were to find the Company’s legal structure and contractual arrangements to be in violation of PRC laws, rules and regulations. If the imposition of any of these government actions causes the Company to lose its right to direct the activities of Yubo Beijing or the right to receive their economic benefits, the Company would no longer be able to consolidate Yubo Beijing.

NOTE 15 – MAJOR CUSTOMERS

Four customers accounted for 45%, 20%, 13% and 12% of total accounts receivable at June 30, 2022, respectively.

F-19

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited consolidated financial statements for the three and six months ended June 30, 2022 and 2021 included under “Part I Financial Information—Item 1. Financial Statements” of this Quarterly Report. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited, to those set forth under “Part II Other Information—Item 1A. Risk Factors” and elsewhere in our Annual Report on Form 10-K filed with the SEC on April 15, 2022.

Corporate Overview

We are a U.S. holding company primarily operating through our wholly owned subsidiary, Platinum. Platinum is not a Chinese operating company but a Cayman Islands holding company which in turn operates in China through its subsidiaries and contractual arrangements with Yubo Beijing, the Chinese operating company. None of our Company, Platinum, or Platinum HK, each as a holding company, conducts any day-to-day business operations in China.

Yubo Beijing conducts the day-to-day business operations of our Company in China through contractual relationships with us and our subsidiaries. Yubo Beijing is a technology company focused on the research and development and application of endometrial stem cells. Yubo Beijing is committed to building the first public endometrial stem cell repository in the world. Yubo Beijing offers its products and services under the brand “VIVCELL.” Yubo Beijing’s product offerings include healthcare products for respiratory system, skincare products, hair care products, healthy beverages and male and female personal care products. Yubo Beijing also offers stem cell related services including cell testing and health management consulting services.

Key factors affecting our results of operations include revenues, cost of goods sold, operating expenses and income and taxation.

 Reverse Merger with Platinum International Biotech Co., Ltd.

On January 14, 2021 (the “Closing Date”), we entered into a voluntary share exchange transaction with Platinum International Biotech Co., Ltd., a company organized under the laws of the Cayman Islands (“Platinum”), pursuant to that certain Agreement and Plan of Share Exchange, dated January 14, 2021 (the “Exchange Agreement”), by and among us, Platinum, Yubo Beijing, and certain selling stockholders named therein.

In accordance with the terms of the Exchange Agreement, on the Closing Date, we issued a total of 117,000,000 shares of our Class A common stock to the then stockholders of Platinum (the “Selling Stockholders”), in exchange for 100% of the issued and outstanding capital stock of Platinum (the “Exchange Transaction”). As a result of the Exchange Transaction, the Selling Stockholders acquired more than 99% of our issued and outstanding capital stock, Platinum became our wholly-owned subsidiary, and we acquired the business and operations of Platinum and Yubo Beijing.

Platinum was incorporated on April 7, 2020 under the laws of the Cayman Islands as a holding company.

Platinum HK was established on May 4, 2020 under the laws of Hong Kong as a limited liability company. Platinum HK acquired all of the outstanding stock of Yubo WFOE on September 11, 2020.

5

Yubo WFOE was established on September 4, 2020, under the laws of the PRC. Yubo WFOE is a wholly owned subsidiary of Platinum HK, and therefore, Yubo WFOE is a wholly foreign owned enterprise. The advantages of this structure include:

•	Independence and freedom to implement the worldwide strategies of its parent company without having to consider the involvement of Chinese law;

•	Ability to formally carry out business and the ability to issuing invoices to customers in RMB and receive revenues in RMB;

•	Capable of converting RMB profits to US dollars or other foreign currency for remittance to their parent company outside China; and

•	Greater protection of intellectual property rights, know-how and technology since no partner required and therefore more control of intellectual property.

On December 31, 2020, Platinum HK formed a new wholly owned subsidiary, Yubo Global.

On January 21, 2021, Yubo Beijing formed a new wholly owned subsidiary, Yubo Jingzhi.

As discussed below, Yubo Beijing and/or its shareholders have entered into various agreements with the WFOE to allow us to consolidate the financial results of Yubo Beijing in our consolidated financial statements. We acquired 100% of the issued and outstanding capital stock of Platinum, which, in turn, holds a 100% equity interest in the WFOE, in exchange for the issuance of 117,000,000 shares of our common stock to the shareholders of Platinum, which constituted more than 99% of our issued and outstanding common stock.

Effective December 4, 2020, we changed our corporate name from Magna-Lab, Inc. to Yubo International Biotech Limited under the stock symbol “YBGJ.”

Immediately prior to the Exchange Transaction, we had 117,875,323 shares of Class A common stock and 4,447 shares of Class B common stock issued and outstanding. Immediately after the Exchange Transaction and the surrender and cancellation of 116,697,438 shares of Class A common stock previously held by Lina Liu, and as of the date hereof, our authorized capital stock consists of 120,000,000 shares of common stock, par value $.001 per share, of which 118,177,885 Class A common plus 4,447 Class B common are issued and outstanding, and 5,000,000 shares of Preferred Stock, $0.001 par value, none of which shares are issued or outstanding. Each share of Class A common stock is entitled to one vote with respect to all matters to be acted on by the stockholders; and each share of Class B common stock is entitled to five votes per share, and is convertible into one share of Class A common stock.

The VIE and China Operations

As a result of the Exchange Transaction, we became a U.S. holding company primarily operating through our wholly owned subsidiary, Platinum. Platinum is not a Chinese operating company but a Cayman Islands holding company which in turn operates in China through (i) its Hong Kong and PRC subsidiaries, including Yubo Global Biotechnology (Chengdu) Co., Ltd. (“Yubo Global”) and Yubo Chengdu, each a company organized under the laws of the PRC, in each of which we hold equity ownership interests, and (ii) Yubo Beijing, the VIE and the Chinese operating company that conducts the day-to-day business operations of our Company in China through contractual relationships with us and our subsidiaries, including Yubo Jingzhi Biotechnology (Chengdu) Co. Ltd., a company organized under the laws of the PRC (“Yubo Jingzhi”) and a wholly owned subsidiary of Yubo Beijing. We do not own any equity interest in Yubo Beijing or Yubo Jingzhi.

6

On September 11, 2020, the WFOE entered into a series of contractual arrangements with Yubo Beijing and its shareholders, allowing us, for accounting purposes only, to consolidate the financial results of Yubo Beijing in our consolidated financial statements. These agreements include:

•

Exclusive Consulting Services Agreement. Pursuant to the Exclusive Consulting Services Agreement, the WFOE agrees to provide, and Yubo Beijing agrees to accept, exclusive management services provided by the WFOE. The Exclusive Consulting Services Agreement was amended in March 2022 for the sole purpose of clarifying the fee structure under such agreement. Pursuant to the amendment, Yubo Beijing agreed to compensate the WFOE, Yubo Chengdu, for its services on an annual basis. Under the amendment, the WFOE is entitled to receive 90% of the after-tax profit from Yubo Beijing annually following the closing of Yubo Beijing’s annual accounts. In light of such arrangement, the WFOE is considered a primary beneficiary of benefits that are otherwise potentially significant to Yubo Beijing. The amendment did not change the contractual relationships that we have with Yubo Beijing. Since Yubo Beijing has not generated any after-tax profit to date, Yubo Beijing has not paid any fee to the WFOE to date.

•

Exclusive Option Agreement. Pursuant the Exclusive Option Agreement, the shareholders of Yubo Beijing granted the WFOE an irrevocable and exclusive purchase option to acquire Yubo Beijing’s equity and/or assets at a nominal consideration. The WFOE may exercise the purchase option at any time.

•

Equity Pledge Agreement. Pursuant to the Equity Pledge Agreement, the shareholders of Yubo Beijing pledged all of their equity interests in Yubo Beijing, including the proceeds thereof, to guarantee all of the WFOE’s rights and benefits under the Exclusive Consulting Services Agreement and the Exclusive Option Agreement.

Neither we nor holders of our common stock have any equity ownership interest in, direct foreign investment in, or control through such contractual agreements of the VIE. As a result of our contractual relationships with Yubo Beijing, we consolidate Yubo Beijing’s financial results in our consolidated financial statements and are the primary beneficiary of Yubo Beijing for accounting purposes only. Our corporate structure involving the VIE provides holders of our common stock with contractual exposure to foreign investment in China-based companies where PRC laws prohibit direct foreign investment in Chinese operating companies in certain industries, such as Yubo Beijing. This structure involves unique risks to holders of our common stock. For example, management through these contractual arrangements may be less effective than direct ownership, and we could face heightened risks and costs in enforcing these contractual arrangements, because there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations, and rules relating to these contractual arrangements. Our contractual arrangements with Yubo Beijing have not been tested in a court of law. If the PRC government finds such agreements non-compliant with relevant PRC laws, regulations, and rules, or if these laws, regulations, and rules or the interpretation thereof change in the future, we could be subject to severe penalties or be forced to relinquish our interests in Yubo Beijing or forfeit our rights under the contractual arrangements. Further, the Chinese regulatory authorities could disallow our contractual arrangements with Yubo Beijing, which would likely result in a material adverse change in our operations, and, given the resulting inability to consolidate Yubo Beijing’s financial results in our consolidated financial statements, in the value of our Class A common stock, which could significantly decline or become worthless.

COVID-19

On March 11, 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic. In addition to the devastating effects on human life, the pandemic is having a negative ripple effect on the global economy, leading to disruptions and volatility in the global financial markets. Most U.S. states and many countries have issued policies intended to stop or slow the further spread of the disease.

COVID-19 and the U.S.’s response to the pandemic are significantly affecting the economy. There are no comparable events that provide guidance as to the effect the COVID-19 pandemic may have, and, as a result, the ultimate effect of the pandemic is highly uncertain and subject to change. We do not yet know the full extent of the effects on the economy, the markets we serve, our business, or our operations.

7

Regulatory Developments

Implication of the Holding Foreign Companies Accountable Act

The Holding Foreign Companies Accountable Act, or the HFCA Act, was enacted on December 18, 2020. The HFCA Act states that if the SEC determines that an issuer’s audit reports issued by a registered public accounting firm have not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such issuer’s securities from being traded on a national securities exchange or in the over-the-counter trading market in the United States. As of the date of this Quarterly Report, our auditor, Michael T. Studer CPA P.C., an independent registered public accounting firm headquartered in the United States, is currently subject to PCAOB inspections and has been inspected by the PCAOB on a regular basis, and our auditor was not included in the determinations made by the PCAOB, on December 16, 2021. However, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in our securities to be delisted from the stock exchange in the U.S pursuant to the HFCA Act. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Cybersecurity Review Measures

On December 28, 2021, the CAC published the revised Cybersecurity Review Measures (“CRM”), which further restates and expands the applicable scope of the cybersecurity review. The revised CRM took effect on February 15, 2022. Pursuant to the revised CRM, if a network platform operator holding personal information of over one million users seeks for “foreign” listing, it must apply for the cybersecurity review. In addition, operators of critical information infrastructure purchasing network products and services are also obligated to apply for the cybersecurity review for such purchasing activities. Although the CRM provides no further explanation on the extent of “network platform operator” and “foreign” listing, we do not believe we are obligated to apply for a cybersecurity review pursuant to the revised CRM, considering that (i) we are not in possession of or otherwise holding personal information of over one million users and it is also very unlikely that we will reach such threshold in the near future; (ii) as of the date of this this Quarterly Report, we have not received any notice or determination from applicable PRC governmental authorities identifying it as a critical information infrastructure operator or requiring us to go through cybersecurity review or similar government reviews. In light of the foregoing, which are consistent with the local market practice, we did not retain any PRC legal counsel, and we did not rely on the advice of PRC legal counsel, with respect to such matters. Our understanding with regards to the permission requirements under the revised CRM is based on a risk-based analysis of the currently effective PRC laws, regulations and rules, as well as the local market practice as of the date of this Quarterly Report. We cannot assure you that our understanding is correct, or consistent with the opinion of PRC legal counsel if one were retained to opine on such permission requirements.

That being said, the revised CRM empowers the cybersecurity review office to initiate cybersecurity review when they believe any particular data processing activities “affect or may affect national security.” In addition, on 14 November 2021, the CAC promulgated the Regulations on the Administration of Cyber Data Security (Draft for Comments) (the “Draft CAC Regulations”), and according to the Draft CAC Regulations, any data processors shall, in accordance with relevant state provisions, apply for a cybersecurity review when carrying out, among other things, “other data processing activities that affect or may affect national security.” However, neither the revised CRM nor the Draft CAC Regulations provides for any further explanation or interpretation over what constitutes activities that “affect or may affect national security.” Therefore, if any competent government authorities deem that Yubo Beijing’s data processing activities may affect national security or if the competent government authorities, including the CAC, adopt new laws, regulations or rules related to the revised CRM, we may be subject to cybersecurity review, and in that scenario, we may be required to suspend our operations or experience other disruptions to our operations. Cybersecurity review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial condition, and results of operations. Failure to pass such cybersecurity review and/or to comply with the data privacy and data security requirements raised during a cybersecurity review could subject Yubo Beijing to penalties, damage its reputation and brand, and harm its business and results of operations.

8

On August 20, 2021, the Standing Committee of the National People’s Congress promulgated the PRC Personal Information Protection Law, which took effect in November 2021. The Personal Information Protection Law provides that any entity involving processing of personal information (“Personal Information Processer”) shall take various measures to prevent the disclosure, modification or losing of the personal information processed by such entity, including, but not limited to, formulating a related internal management system and standard of operation, conducting classified management of personal information, taking safety technology measures to encrypt and de-identify the processed personal information, providing regular safety training and education for staff and formulating a personal information safety emergency accident plan. The Personal Information Protection Law further provides that a Personal Information Processer shall conduct a prior evaluation of the impact of personal information protection before the occurrence of various situations, including, but not limited to, processing of sensitive personal information (personal information that, once leaked or illegally used, may lead to discrimination against an individual or serious harm to an individual’s personal or property safety, including information on an individual’s ethnicity, religious beliefs, personal biological characteristics, medical health, financial accounts, personal whereabouts), using personal information to make automated decisions and providing personal information to any overseas entity. Yubo Beijing’s business involves the processing of personal information of customers using Yubo Beijing’s healthcare products and receiving Yubo Beijing’s services, which may be deemed as sensitive personal information. If Yubo Beijing does not take measures to review and improve its mechanisms in protecting personal information after the new Personal Information Protection Law takes effect, failure of personal information protection compliance could subject Yubo Beijing to penalties, damage its reputation and brand and harm its business and results of operations.

Other

To operate its business activities in China, Yubo Beijing is required to obtain the following licenses and approvals. Yubo Beijing has obtained such licenses and approvals, and, to date, no application for any such licenses and approvals has been denied.

Licenses and Approvals	PRC Regulatory Authority

Food Operation License Permit	Xicheng District Market Supervision and Administration Office of Beijing Municipality

Medical License Distribution Enterprise Filing Certificate	Xicheng District Market Supervision and Administration Office of Beijing Municipality

Major Customers

Yubo Beijing has historically generated most of its revenue from a limited number of customers. As of June 30, 2022, four customers accounted for approximately 45%, 20%, 13% and 12% of Yubo Beijing’s total accounts receivable, respectively.

Corporate Information

Our principal executive offices are located at Room 105, Building 5, 31 Xishiku Avenue, Xicheng District, Beijing, PRC. Our telephone number is +86 (010) 6615-5141. Our website address is http://www.yubogroup.com/. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this Quarterly Report. You should not consider any information on our website to be part of this Quarterly Report or in decides whether to purchase our securities. We have included our website address in this Quarterly Report solely for informational purposes.

Dividends and Other Distributions

We are a holding company, and we may rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders or holders of our Class A common stock or to service any debt we may incur. The following diagram illustrates the typical cash flow among our main subsidiaries, the WFOE and Yubo Beijing, the VIE.

9

As of the date of this Quarterly Report, except as disclosed below, no transfers of cash or other types of assets, dividends, or distributions have been made between our New York holding company, any of our subsidiaries, and Yubo Beijing. As of the date of this Quarterly Report, neither we nor any of our subsidiaries have ever paid dividends or made distributions to U.S. investors. There has been no capital flow from the WFOE, Yubo Chengdu, to the VIE, Yubo Beijing. On May 15, 2021, Yubo Beijing received $500,000 from Yubo Global in the form of a loan to fund Yubo Beijing’s operations. On September 15, 2021, Yubo Global received a loan of $1,538 from Yubo Beijing to supplement Yubo Global’s general working capital. See Note 10: Due to Related Parties to our unaudited consolidated financial statements for the three and six months ended June 30, 2022 and 2021 included elsewhere in this Quarterly Report. These loans are non-interest bearing and payable on demand. While we have not to date adopted a formal cash management policy in writing, we carefully monitor the cash positions of and the fund flows between our New York holding company and each of our subsidiaries, including Yubo Chengdu, and Yubo Beijing. All such fund flows are reviewed regularly by our Chief Executive Officer and Chief Financial Officer and are subject to approval by our board.

In the future, cash proceeds raised from our financing activities may be transferred by us to our Chinese subsidiaries via capital contribution or shareholder loans, as the case may be. As an early-stage company, we do not intend to distribute earnings or settle amount owed under the VIE agreements, if any, in the near future.

According to the Foreign Investment Law of the People’s Republic of China and its implementing rules, which jointly established the legal framework for the administration of foreign-invested companies, a foreign investor may, in accordance with other applicable laws, freely transfer into or out of China its contributions, profits, capital earnings, income from asset disposal, intellectual property rights, royalties acquired, compensation or indemnity legally obtained, and income from liquidation, made or derived within the territory of China in RMB or any foreign currency, and any entity or individual shall not illegally restrict such transfer in terms of the currency, amount and frequency. According to the Company Law of the People’s Republic of China and other Chinese laws and regulations, our Chinese subsidiaries may pay dividends only out of their respective accumulated profits as determined in accordance with Chinese accounting standards and regulations. In addition, each of our Chinese subsidiaries, namely Yubo Chengdu and Yubo Global, and Yubo Beijing and its wholly owned subsidiary, Yubo Jingzhi, is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss the Chinese subsidiary incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Such statutory reserve funds and the accumulated after-tax profits that are used for covering the loss cannot be distributed to us as dividends. At their discretion, our Chinese subsidiaries may allocate a portion of their after-tax profits based on Chinese accounting standards to a discretionary reserve fund.

Currently, the RMB cannot be freely converted into any foreign currency. The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Our income is received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, for most capital account items, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the Class A common stock.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax.

10

Critical Accounting Principles

This section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. We consider certain accounting policies related to fair value measurements and earnings per share to be critical accounting policies that require the use of significant judgments and estimates relating to matters that are inherently uncertain and may result in materially different results under different assumptions and conditions. See Note 2 – Summary of Significant Accounting Policies to our unaudited consolidated financial statements for the three and six months ended June 30, 2022 and 2021 included elsewhere in this Quarterly Report.

As of June 30, 2022, the impact of COVID-19 on our business continued to unfold. As a result, many of our estimates and assumptions carry a higher degree of variability and volatility. As events continue to evolve and additional information becomes available, our estimates may change in future periods.

Recently Issued and Adopted Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update No. 2016-02 (ASU 2016-02) “Leases (Topic 842)”. ASU 2016-02 requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. We adopted ASU 2016-02 for interim and annual reporting periods beginning after December 15, 2018.

For finance leases, a lessee is required to do the following:

•	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the balance sheet.

•	Recognize interest on the lease liability separately from amortization of the right-of-use asset in the statement of comprehensive income.

•	Classify repayments of the principal portion of the lease liability within financing activities and payments of interest on the lease liability and variable lease payments within operating activities in the statement of cash flows.

For operating leases, a lessee is required to do the following:

•	Recognize a right-of-use asset and a lease liability, initially measured at the present value of the lease payments, in the balance sheet.

•	Recognize a single lease cost, calculated so that the cost of the lease is allocated over the lease term on a generally straight-line basis.

•	Classify all cash payments within operating activities in the statement of cash flows.

Other than increasing assets and liabilities at the inception of the respective leases (See Note 8 to our unaudited consolidated financial statements for the three and six months ended June 30, 2022 and 2021 included elsewhere in this Quarterly Report), ASU 2016-02 has not had a significant effect on our financial position or results of operations.

We do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material impact on its consolidated financial position, statements of operations or cash flows.

11

Results of Operations for the Three Months Ended June 30, 2022 Compared to the Three Months Ended June 30, 2021 and for the Six Months Ended June 30, 2022 Compared to the Six Months Ended June 30, 2021

Sales, Cost of Goods Sold and Gross Profit

We generated sales of $7,970 for the three months ended June 30, 2022, as compared to $351,471 for the three months ended June 30, 2021. Such decrease was primarily due to sale of oral liquid health products. Our cost of goods sold was $2,119 for the three months ended June 30, 2022, as compared to $138,468 for the three months ended June 30, 2021. Such decrease was primarily due to sale of oral liquid health products. As a result, our gross profit decreased from $213,003 for the three months ended June 30, 2021 to $5,851 for the three months ended June 30, 2022.

We generated sales of $23,183 for the six months ended June 30, 2022, as compared to $813,800 for the six months ended June 30, 2021. Our cost of goods sold was $9,066 for the six months ended June 30, 2022, as compared to $285,206 for the six months ended June 30, 2021. The decreases in sales and cost of goods sold were primarily due to a decrease in the sales of nebulizers. As a result, our gross profit decreased from $528,594 for the six months ended June 30, 2021 to $14,117 for the six months ended June 30, 2022.

Operating Expenses

Our operating expenses were $497,351 for the three months ended June 30, 2022, as compared to $583,088 for the three months ended June 30, 2021. The decrease was primarily due to a decrease in other operating expenses offset by an increase in occupancy expense.

Our operating expenses were $1,084,552 for the six months ended June 30, 2022, as compared to $1,337,249 for the six months ended June 30, 2021. The decrease in operating expenses was primarily due to decrease in other operating expense, offset by an increase in occupancy expense.

Loss from Operations

Our loss from operations was $491,500 for the three months ended June 30, 2022, as compared to $370,085 for the three months ended June 30, 2021. The increase was primarily due to a decrease of $207,152 in gross profit.

Our loss from operations was $1,070,435 for the six months ended June 30, 2022, as compared to $808,655 for the six months ended June 30, 2021. The increased in loss from operations was due to a decrease of gross profit of $514,477, offset by a decrease in operating expense of $252,697.

 Other Income (Expense)

Our other income (expense) was $(59) for the three months ended June 30, 2022, as compared to $77 for the three months ended June 30, 2021. The decrease was primarily due to an increase in interest expense.

Our other income (expense) was $(72) for the six months ended June 30, 2022, as compared to $(28) for the six months ended June 30, 2021. The increase in other income (expense) was primarily due to an increase in bank charge.

Net Loss

Our net loss was $491,559 for the three months ended June 30, 2022, as compared to $370,008 for the three months ended June 30, 2021. The increase was primarily due a decrease of $207,152 in gross profit.

Our net loss was $1,070,507 for the six months ended June 30, 2022, as compared to $808,683 for the six months ended June 30, 2021. . The increase in loss from operations was due to a decrease of gross profit of $514,477, offset by a decrease in operating expense of $252,697.

12

Liquidity and Capital Resources

As of June 30, 2022, we had cash and equivalents on hand of $36,580 and a negative working capital of $2,769,702. Generally, the primary sources of our funds have been cash from operations, loans from our shareholders and capital contributions. In addition, on May 6, 2021, we filed a registration statement on Form S-1 with the SEC in connection with an offering, on a “best efforts” basis, up to an aggregate of 5,000,000 shares of our Class A common stock at a fixed price of $0.50 per share. Such registration Statement was declared effective by the SEC on July 29, 2022. We estimate that the net proceeds of this offering will be approximately $2.42 million. The accompanying interim unaudited consolidated financial statements for the three and six months ended June 30, 2022 and 2021 included an explanatory note referring to our recurring operating losses and expressing substantial doubt in our ability to continue as a going concern. See Note 3: Going Concern to our unaudited consolidated financial statements for the three and six months ended June 30, 2022 and 2021 included elsewhere in this Quarterly Report. To date, we have not yet established an ongoing source of revenues and cash flows sufficient to cover our operating costs and allow us to continue as a going concern. For the three and six months ended June 30, 2022, we had net losses of $491,559 and $1,070,507, respectively. These factors among others raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. See “—Going Concern” below. We intend to continue working toward identifying and obtaining new sources of financing and we intend to raise additional capital in the third and fourth quarters of 2022. No assurances can be given that we will be successful in obtaining additional financing in the future. Any future financing that we may obtain may cause significant dilution to existing stockholders. Any debt financing or other financing of securities senior to common stock that we are able to obtain will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a negative impact on our business, prospects, financial condition, results of operations and cash flows.

If adequate funds are not available, Yubo Beijing may be required to delay, scale back or eliminate portions of its operations, cease operations or obtain funds through arrangements with strategic partners or others that may require us to relinquish certain of our contractual rights to Yubo Beijing. Accordingly, the inability to obtain such financing could adversely affect our ability to fund Yubo Beijing’s continued operations and the expansion efforts.

We also expect to incur significant legal and accounting costs in connection with being a public company. We expect those fees will be significant and will continue to impact our liquidity. Those fees will be higher as our business volume and activity increases.

Net cash provided by (used in) operating activities

Net cash provided by operating activities was $33,342 for the six months ended June 30, 2022, as compared to net cash used by operating activities of $926,348 for the six months ended June 30, 2021. The increase was primarily due to increase of accounts payables and accrued expenses and decrease in accounts receivables.

Net cash provided by (used in) investing activities

Net cash used in investing activities was nil for the six months ended June 30, 2022, as compared to $586,890 for the six months ended June 30, 2021. The decrease was primarily due to no property, plant and equipment were purchased in the first and second quarters of 2022.

Net cash provided by financing activities

Net cash provided by financing activities was nil for the six months ended June 30, 2022, as compared to $127,164 for the six months ended June 30, 2021. The decrease was due to the fact that no capital contributions were received in the first and second quarters of 2022.

Current Liabilities

As of June 30, 2022, Yubo Beijing received an aggregate amount of $459,208 from nine PRC entities. The related verbal agreements provide for the nine entities to purchase inventory from Yubo Beijing or enter into such other arrangements with Yubo Beijing as the parties mutually agree. Pending formal approval of any such arrangements, all of the nine PRC entities have the right to request the return of their advances

Shareholder Loans

On May 11, 2021, we entered into a verbal loan agreement with World Precision Medicine Technology Inc., a company owned and controlled by Cheung Ho Shun, one of our existing shareholders, which provided the Company with a working capital loan in the principal amount of $720,000. As of June 30, 2022, the entire loan amount was outstanding.

13

As of June 30, 2022, we also had payables due to Mr. Yang Wang, our director, in the amount of $430,216, to Mr. Jun Wang, our director, President and Chief Executive Officer, in the amount of $549,146, and to Mr. Huang Li, our indirect shareholder, in the amount of $58,272.

All of our shareholder loans are due on demand and non-interest bearing.

Going concern

The accompanying interim unaudited consolidated financial statements for the three and six months ended June 30, 2022 and 2021 included an explanatory note referring to our recurring operating losses and expressing substantial doubt in our ability to continue as a going concern. Our consolidated financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. To date, we have not yet established an ongoing source of revenues and cash flows sufficient to cover our operating costs and allow us to continue as a going concern. For the three and six months ended June 30, 2022, we had net losses of $491,559 and $1,070,507, respectively. These factors among others raise substantial doubt about our ability to continue as a going concern for a reasonable period of time.

Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that we will be able to continue as a going concern. Our consolidated financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should we be unable to continue as a going concern.

 Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information under this item.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

Our chief executive officer and our chief financial officer, have evaluated the effectiveness of the Company’s “disclosure controls and procedures” (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)), as of the end of the period covered by this Quarterly Report (the “Evaluation Date”), to ensure that information that we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms

Our disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives. We believe that a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected. Based on the evaluation of our disclosure controls and procedures as of the end of the period covered by this Quarterly Report, management, with the participation of our chief executive officer and our chief financial officer concluded that our disclosure controls and procedures were effective as of such date.

14

Changes in Internal Control Over Financial Reporting

There were no changes in our internal controls over financial reporting that occurred during the quarterly period ended June 30, 2022 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting. We believe that a control system, no matter how well designed and operated, cannot provide absolute assurance that the objectives of the control system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within any company have been detected.

Inherent Limitations on Effectiveness of Internal Controls

The Company’s management, including the chief executive officer and chief financial officer, do not expect that our Disclosure Controls or our internal control over financial reporting will prevent or detect all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. The design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Further, because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Controls can also be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of controls effectiveness to future periods are subject to risks. Over time, controls may become inadequate because of changes in conditions or deterioration in the degree of compliance with policies or procedures.

15

PART II - OTHER INFORMATION

Item 1. Legal Proceedings.

We are currently not a party to any material legal or administrative proceedings.

Item 1A. Risk Factors.

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information under this item.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

None.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. – Exhibits.

2.1	Agreement and Plan of Share Exchange, dated January 14, 2021(1)
3.1	Articles of Incorporation of Registrant, as amended (2)
3.2	Bylaws of Registrant (1)
10.1	Supplementary Agreement to Exclusive Consulting Service Agreement, dated March 8, 2022, by and between Yubo International Biotech (Chengdu) Limited and Yubo Beijing (English Translation) (3)
31.1	Certification of Principal Executive Officer pursuant to Exchange Act Rule 13a – 14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
31.2	Certification of Principal Financial Officer pursuant to Exchange Act Rule 13a – 14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
32.1	Certification of Principal Executive Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Principal Financial Officer pursuant to 18 U.S.C. 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
101.ins	XBRL Instance Document
101.sch	XBRL Taxonomy Schema Document
101.cal	XBRL Taxonomy Calculation Document
101.def	XBRL Taxonomy Linkbase Document
101.lab	XBRL Taxonomy Label Linkbase Document
101.pre	XBRL Taxonomy Presentation Linkbase Document

____________

(1)	Included as an exhibit to our Current Report on Form 8-K filed by the Company with the SEC on January 14, 2021, and incorporated herein by reference.
(2)	Included as an exhibit to our Current Report on Form 8-K filed by the Company with the SEC on April 13, 2021, and incorporated herein by reference.
(3)	Included as an exhibit to the Company’s Registration Statement on Form S-1 (File No. 333-255805) which was declared effective by the SEC on July 29, 2022, and incorporated herein by reference.

16

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YUBO INTERNATIONAL BIOTECH LIMITED
(Registrant)

Date: August 15, 2022	By:	/s/ Jun Wang
Jun Wang
President, Chief Executive Officer and Director
(Principal Executive Officer)

Date: August 15, 2022	By:	/s/ Lina Liu
Lina Liu Chief Financial Officer, Treasurer and Secretary
(Principal Financial and Accounting Officer)

17